Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Quarterly Performance with a 24% Increase in Net Income; Annual Net Income Grows by 11% to $103.4 Million, as Net Interest Income Expands by 12%

Warsaw, Indiana (January 26, 2026) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record quarterly net income of $29.9 million for the three months ended December 31, 2025, which represents an increase of $5.7 million, or 24%, compared to net income of $24.2 million for the three months ended December 31, 2024. Diluted earnings per share were $1.16 for the fourth quarter of 2025 and increased $0.22, or 23%, compared to $0.94 for the fourth quarter of 2024. On a linked quarter basis, net income increased $3.5 million, or 13%, from $26.4 million. Diluted earnings per share increased $0.13, or 13%, from $1.03 on a linked quarter basis.

The company further reported net income of $103.4 million for the year ended December 31, 2025, versus $93.5 million for 2024, an increase of $9.9 million, or 11%. Diluted earnings per share increased $0.38, or 10%, to $4.01 for the year ended December 31, 2025, versus $3.63 for 2024. Pretax pre-provision earnings, a non-GAAP measure, were $137.4 million for the year ended December 31, 2025, an increase of $8.9 million, or 7%, compared to $128.4 million for the year ended December 31, 2024. Core operational profitability, a non-GAAP measure that excludes the impact of certain non-routine operating events that occurred during 2024, improved by $14.0 million, or 16%, from $89.4 million to $103.4 million for the years ended December 31, 2024 and 2025, respectively.

Pretax pre-provision earnings were $36.4 million for the three months ended December 31, 2025, an increase of $3.4 million, or 10%, compared to $32.9 million for the three months ended December 31, 2024. Pretax pre-provision earnings increased by $2.3 million, or 7%, compared to $34.1 million on a linked quarter basis.

Total revenue was $69.8 million for the fourth quarter of 2025 representing an increase of $6.2 million, or 10%, as compared to the fourth quarter of 2024. On a linked quarter basis, revenue increased by $769,000, or 1%, from $69.0 million in the third quarter of 2025. Total revenue increased by $15.5 million, or 6%, to $269.0 million for the year ended December 31, 2025, as compared to $253.5 million for 2024.
"The Lake City Bank team produced a very strong fourth quarter with exceptional performance metrics that has created good momentum as we move into 2026. We are pleased with double-digit growth of net income compared to the prior year, which was driven by healthy net interest margin expansion and broad-based core revenue growth," commented David M. Findlay, Chairman and CEO. "In 1990, we expanded outside of our home county for the first time. In the 34 years since, our organic growth model has produced compounded annual growth rates of 10% for loans and deposits, 11% for net income and diluted earnings per share and 10% for tangible book value per share. It's a track record of balance sheet growth and strong income metrics that has delivered healthy shareholder performance over a long period of time and we are laser focused on returning balance sheet growth to our historical levels."

Quarterly Financial Performance

Fourth Quarter 2025 versus Fourth Quarter 2024 highlights:
•Return on average equity improved to 15.59%, compared to 13.87%
•Return on average assets improved to 1.70%, compared to 1.42%
•Tangible book value per share grew by $3.40, or 13%, to $29.87
•Average loans grew by $185.1 million, or 4%, to $5.27 billion
•Net interest margin improved 23 basis points to 3.48% versus 3.25%
•Net interest income increased by $5.5 million, or 11%

•Noninterest income increased by $727,000, or 6%
•Revenue improved by 10% from $63.6 million to $69.8 million
•Watch list loans as a percentage of total loans improved to 3.42% from 4.13%
•Nonaccrual loans declined 63% to $20.9 million, compared to $56.4 million
•Common equity tier 1 capital ratio improved to 14.77%, compared to 14.64%
•Total risk-based capital ratio improved to 15.92%, compared to 15.90%
•Tangible capital ratio improved to 10.86%, compared to 10.19%
•Tangible common equity improved by $78.6 million, or 12%

Fourth Quarter 2025 versus Third Quarter 2025 highlights:
•Return on average equity of 15.59%, compared to 14.60%
•Return on average assets of 1.70%, compared to 1.53%
•Tangible book value per share grew by $0.94, or 3%, to $29.87
•Average loans improved by $65.9 million, or 1%, to $5.27 billion
•Core deposits expansion of $74.1 million, or 1%, to $5.92 billion
•Net interest margin of 3.48% versus 3.50%
•Net interest income increased by $1.1 million, or 2%
•Noninterest expense decreased $1.5 million, or 4%
•Tangible common equity improved by $15.0 million, or 2%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets was 15.92% at December 31, 2025, compared to 15.90% at December 31, 2024 and 16.21% at September 30, 2025. These capital levels significantly exceeded the 10.00% regulatory threshold required to be characterized as "well capitalized" and reflect the company's robust capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, improved to 10.86% at December 31, 2025, compared to 10.19% at December 31, 2024 and 10.79% at September 30, 2025. Unrealized losses from available-for-sale investment securities were $143.3 million at December 31, 2025, compared to $191.1 million at December 31, 2024 and $159.9 million at September 30, 2025. Excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, was 12.45% at December 31, 2025, compared to 12.37% at December 31, 2024, and 12.57% at September 30, 2025.

As announced on January 13, 2026, the board of directors approved a cash dividend for the fourth quarter of $0.52 per share, payable on February 5, 2026, to shareholders of record as of January 25, 2026. The fourth quarter dividend per share represents a 4% increase from the $0.50 dividend per share paid for the fourth quarter of 2024.

Additionally, the company utilized its share repurchase program during the fourth quarter of 2025 and repurchased 307,590 shares of its common stock for $17.9 million at a weighted average price per share of $58.23. For the year ended December 31, 2025, the company repurchased 337,890 shares of its common stock for $19.6 million at a weighted average price per share of $58.03.

"We are pleased to report high quality income metrics with return on average equity of 15.6% and return on assets of 1.7% for the fourth quarter, while also continuing to grow capital," stated Kristin L. Pruitt, President. "Our fortress balance sheet and strong capital position supports our strategy of continued loan growth and the continued growth of our dividend. With the aggressive activation of our share repurchase program during 2025, particularly during the fourth quarter, we further increased the total return of capital to our shareholders."

Net Interest Margin

Net interest margin was 3.48% for the fourth quarter of 2025, representing a 23 basis point increase from 3.25% for the fourth quarter of 2024. This improvement was driven by a reduction in the company's funding costs, with interest expense as a percentage of average earning assets falling by 36 basis points from 2.56% for the fourth quarter of 2024 to 2.20% for the fourth quarter of 2025. Offsetting the decrease in funding costs was a decrease to earning asset yields of 13 basis points from 5.81% for the fourth quarter of 2024 to 5.68% for the fourth quarter of 2025. The easing of monetary policy by the Federal Reserve Bank, which continued through the duration of 2025, favorably impacted the net interest margin as deposits repriced more quickly than loans during the fourth quarter. The cumulative loan beta for the current rate-easing cycle that began in September 2024 is 24% compared to the deposit beta of 40% during this period and has resulted in net interest margin expansion that has benefited net interest income.

Net interest margin contracted by 2 basis points to 3.48% for the fourth quarter of 2025, compared to 3.50% for the linked third quarter of 2025. Average earning asset yields decreased by 19 basis points from 5.87% to 5.68% on a linked quarter basis and interest expense as a percentage of average earning assets decreased 17 basis points from 2.37% to 2.20%. Fourth quarter cost of funds was impacted by seasonal public funds deposits in higher priced deposit products.

Net interest income increased by $24.3 million, or 12%, for the year ended December 31, 2025, as compared to the year ended December 31, 2024. Net interest income was $57.2 million for the fourth quarter of 2025, representing an increase of $5.5 million, or 11%, as compared to the fourth quarter of 2024. On a linked quarter basis, net interest income increased $1.1 million, or 2%, from $56.1 million for the third quarter of 2025.
"Net interest margin improved by 23 basis points during the fourth quarter of 2025 as compared to the fourth quarter of 2024 while the Federal Reserve Bank easing monetary cycle continued. Our disciplined deposit cost repricing strategy offset the decline in loan yields. In addition, new loan origination yields improved compared to yields of fixed rate loan runoff," stated Lisa M. O'Neill, Executive Vice President and Chief Financial Officer. "We experienced the seasonal influx of municipal deposits during the fourth quarter, which offset some of the net interest margin expansion we experienced in the third quarter of 2025. Our neutral interest rate position is expected to provide stability for net interest margin in a higher-for-longer interest rate environment or continued easing by the Federal Reserve Bank in 2026."
Loan Portfolio

Average total loans of $5.27 billion in the fourth quarter of 2025 increased $185.1 million, or 4%, from $5.09 billion for the fourth quarter of 2024 and increased $65.9 million, or 1%, from $5.21 billion for the third quarter of 2025. Average total loans for the year ended December 31, 2025 were $5.22 billion, an increase of $184.1 million, or 4%, from $5.04 billion for the year ended December 31, 2024.

Total loans, excluding deferred fees and costs, increased by $257.2 million, or 5%, from $5.12 billion as of December 31, 2024, to $5.38 billion as of December 31, 2025. The growth in loans occurred across all primary segments within the portfolio, with increases to commercial and industrial loan portfolio of $102.8 million, or 7%, commercial real estate and multi-family residential loans of $74.0 million, or 3%, consumer 1-4 family mortgage loans of $47.0 million, or 10%, agri-business and agricultural loans of $19.5 million, or 5%, other consumer loans of $12.2 million, or 12%, and other commercial loans of $1.8 million, or 2%. On a linked quarter basis, total loans, excluding deferred fees and costs, increased by $126.8 million, or 2%, from $5.25 billion at September 30, 2025. The linked quarter increase occurred across all primary segments within the portfolio, with growth in agri-business and agricultural loans of $66.9 million, or 20%, total commercial and industrial loans of $35.7 million, or 2%, commercial real estate and multi-family residential loans of $11.3 million, or less than 1%, other commercial loans of $5.5 million, or 6%, other consumer loans of $3.8 million, or 3%, and consumer 1-4 family mortgage loans of $3.7 million, or 1%.

"We continued to generate a high volume of gross commercial loan originations during the fourth quarter of $567 million. For the full year of 2025, our team produced gross originations of $1.7 billion," noted Findlay. "Loan growth during 2025 was positively impacted by commercial and industrial loan growth of 7%, or $103 million, which contributed to our organic loan growth increase. Importantly, we experienced healthy commercial and industrial growth from our more mature markets and commercial loans overall grew by 10% on a linked quarter, annualized basis. We're also encouraged that commercial line utilization increased to 44% at December 31, 2025. As we enter 2026, we continue to be focused on increased market share take strategies with our expanding universe of prospects in the commercial banking business."
As noted earlier, total outstanding commercial loans for the fourth quarter included approximately $567.0 million in loan originations, offset by approximately $447.0 million in loan pay downs. Line of credit usage increased to 44% as of December 31, 2025, from 41% at December 31, 2024, and increased from 43% at September 30, 2025. Total available lines of credit expanded by $241.0 million, or 5%, as compared to a year ago, and line usage increased by $257.0 million, or 14%, over that period.

Diversified Deposit Base

The bank's diversified deposit base has grown on a year-over-year basis and core deposits, which exclude brokered deposits, represented 99% of total deposits.

(in thousands)	December 31, 2025		September 30, 2025		December 31, 2024
Retail	$1,763,452	29.5%	$1,724,983	28.6%	$1,780,726	30.2%
Commercial	2,179,999	36.5	2,288,701	38.0	2,269,049	38.4
Public funds	1,979,327	33.2	1,834,987	30.5	1,809,631	30.7
Core deposits	5,922,778	99.2	5,848,671	97.1	5,859,406	99.3
Brokered deposits	50,572	0.8	175,647	2.9	41,560	0.7
Total	$5,973,350	100.0%	$6,024,318	100.0%	$5,900,966	100.0%

Total deposits increased $72.4 million, or 1%, from $5.90 billion as of December 31, 2024, to $5.97 billion as of December 31, 2025. The increase in total deposits was primarily driven by an increase in core deposits of $63.4 million, or 1%. Public funds deposits grew annually by $169.7 million, or 9%, to $1.98 billion. Public funds deposits as a percentage of total deposits were 33%, up from 31% a year ago. Growth in public funds was positively impacted by the addition of new public funds customers in the Lake City Bank footprint, including their operating accounts. Commercial deposits contracted annually by $89.1 million, or 4%, to $2.18 billion. Retail deposits contracted by $17.3 million, or 1%, to $1.76 billion.

On a linked quarter basis, total deposits decreased $51.0 million, or 1%, from $6.02 billion at September 30, 2025, to $5.97 billion at December 31, 2025. Core deposits increased by $74.1 million, or 1%, while brokered deposits decreased by $125.1 million, or 71%. The linked quarter growth in core deposits was driven primarily by a seasonal growth in public funds of $144.3 million, or 8%. Additionally, retail deposits increased by $38.5 million, or 2%.

Average total deposits were $6.16 billion for the fourth quarter of 2025, an increase of $144.4 million, or 2%, from $6.01 billion for the fourth quarter of 2024. Average interest bearing deposits drove the increase in average total deposits and increased by $154.3 million, or 3%. Contributing to the overall growth of interest bearing deposits was an increase to average interest-bearing checking accounts of $344.7 million, or 10%. Offsetting this increase was a reduction in average time deposits of $196.1 million, or 21%. Average noninterest-bearing demand deposits decreased by $9.9 million, or 1%, to $1.27 billion.

On a linked quarter basis, average total deposits increased by $126.0 million, or 2%, from $6.03 billion for the third quarter of 2025 to $6.16 billion for the fourth quarter of 2025. Average interest bearing deposits drove the increase to total average deposits, which improved by $98.3 million, or 2%. An increase to interest bearing checking accounts drove the increase to interest bearing deposits, increasing by $118.5 million, or 3%. Offsetting this increase was a decrease in total average time deposits of $16.2 million, or 2%. Average noninterest bearing demand deposits increased by $27.6 million, or 2%.

Checking account growth as of December 31, 2025, compared to December 31, 2024, includes growth of $256.6 million, or 16%, in aggregate public fund checking account balances and growth of $3.3 million, or less than 1%, in aggregate retail checking account balances. Aggregate commercial checking account balances declined by $102.8 million, or 5%. The number of accounts has also grown for all three segments, with growth of 3% for public funds accounts, 2% for commercial accounts and 1% for retail accounts during 2025.

"Deposit growth, together with other sources of on balance sheet liquidity, funded our loan growth during the year. Public fund deposits increased by 9% during 2025 due to continued growth of public fund core operating accounts. In addition, the number of commercial checking accounts increased during 2025," commented O'Neill. "We continue to add functionality to the Lake City Bank digital app to increase usability by our customers. We are encouraged by the continued growth in digital adoption which improved to 53% in 2025 compared to 51% a year ago."

Asset Quality

Provision expense was $11.8 million for the year ended December 31, 2025, a decrease of $5.0 million, or 30%, as compared to $16.8 million during 2024. Provision expense in 2025 was partially driven by the recognition of additional specific allocations related to the downgrade of a previously disclosed commercial relationship. A partial charge off of $28.6 million was recognized during the second quarter of 2025 in conjunction with the disposition of the credit together with a recovery of $800,000 during the fourth quarter of 2025 for the aforementioned credit. The remainder of provision expense was attributable to growth of the loan portfolio and a net increase in specific allocations to other watch list credits. The company recorded no provision expense in the fourth quarter of 2025, compared to provision expense of $3.7 million in the fourth quarter of 2024 and $2.0 million for the linked third quarter of 2025.

The allowance for credit loss reserve to total loans was 1.28% at December 31, 2025, down from 1.68% at December 31, 2024 and 1.30% at September 30, 2025. The decrease in allowance coverage compared to the prior year was primarily driven by the previously disclosed partial charge off that was primarily reserved for in 2024. The company recorded net recoveries of $827,000 in the fourth quarter of 2025, compared to net charge offs of $1.4 million in the fourth quarter of 2024 and $384,000 during the linked third quarter of 2025. Annualized net recoveries to average loans were 0.06% for the fourth quarter of 2025, compared to annualized net charge offs to average loans of 0.11% for the fourth quarter of 2024 and 0.03% for the linked third quarter of 2025.

Nonperforming assets decreased by $36.0 million, or 63%, to $20.9 million as of December 31, 2025, versus $56.9 million as of December 31, 2024. On a linked quarter basis, nonperforming assets increased $1.9 million, or 10%, compared to $19.1 million as of September 30, 2025. The ratio of nonperforming assets to total assets at December 31, 2025 decreased to 0.30% from 0.85% at December 31, 2024, and was up from 0.28% at September 30, 2025.

Total individually analyzed and watch list loans decreased by $27.1 million, or 13%, to $184.0 million as of December 31, 2025, versus $211.1 million as of December 31, 2024. On a linked quarter basis, total individually analyzed and watch list loans increased by $26.8 million, or 17%, from $157.2 million at September 30, 2025. The linked quarter increase in total individually analyzed and watch list loans was driven by net downgrades to the watch list that were primarily concentrated with two unrelated commercial borrowers. Watch list loans as a percentage of total loans were 3.42% at December 31, 2025, a 71 basis point decrease compared to 4.13% at December 31, 2024, and a 42 basis point increase compared to 3.00% at September 30, 2025.

"Asset quality is stable and we are pleased to have ended 2025 with improved asset quality metrics as compared to 2024," commented Findlay. "Our overall asset quality metrics are near historical lows, which is excellent, and we are encouraged by the results of our year-end loan portfolio reviews during which we met with every commercial banker and reviewed their respective portfolios. Our borrowers continue to effectively manage through this period of heightened uncertainty impacted by the evolving state of tariffs and the challenges that accompanies them."

Investment Portfolio Overview

Total investment securities were $1.19 billion at December 31, 2025, reflecting an increase of $62.3 million, or 6%, as compared to $1.12 billion at December 31, 2024. Investment securities represented 17% of total assets on December 31, 2025, unchanged from 17% at December 31, 2024 and September 30, 2025. The company anticipates receiving principal and interest cash flows of approximately $134.5 million during 2026 from the investment securities portfolio and plans to use that liquidity to fund loan growth as well as reinvestments to the investment securities portfolio. Tax equivalent adjusted effective duration for the investment portfolio was 5.9 years at December 31, 2025, compared to 6.0 years at December 31, 2024 and 5.8 years at September 30, 2025.

Noninterest Income

Noninterest income decreased by $8.9 million, or 16%, to $48.0 million for the year ended December 31, 2025, compared to $56.8 million for the prior year. Noninterest income was elevated during the prior year primarily due to the net gain of $9.0 million on the sale of Visa shares and a $1.0 million insurance recovery. Adjusted core noninterest income, a non-GAAP financial measure that excludes the impact of these events, increased by $1.1 million, or 2%, from $46.8 million for the year ended December 31, 2024. Noninterest income for the year ended December 31, 2025, benefited from fee-based service increases to wealth advisory fees of $896,000, or 9%, loan and service fees of $462,000, or 4%, service charges on deposit accounts of $317,000, or 3%, and investment brokerage fees of $304,000, or 16%, as compared to the prior year. Wealth advisory fees growth was driven by continued client relationship expansion and increased assets under management. Commercial service fee growth was the primary contributor for the increase in loan and service fees. The expansion of investment brokerage fees was driven by increased volume and commissions on product mix. Offsetting these increases was a decrease in other income of $1.9 million, or 41%. The decline in other income was primarily attributable to reduced limited partnership income and the insurance recovery of $1.0 million in 2024.

Findlay noted, "Fee-based revenue was strong during 2025, in particular, wealth advisory fees and investment brokerage fees improved by double digit growth. The combined impact of growth in net interest income and core noninterest income during 2025 generated 6% revenue growth year-over-year."

The company’s noninterest income increased $727,000, or 6%, to $12.6 million for the fourth quarter of 2025, compared to $11.9 million for the fourth quarter of 2024. Wealth advisory fees increased $277,000, or 10%, and investment brokerage fees increased $183,000, or 40%. Service fees on deposit accounts expanded $127,000, 4%. Bank owned life insurance increased $111,000, or 9%.

On a linked quarter basis, noninterest income for the fourth quarter of 2025 decreased by $351,000, or 3%, from $13.0 million during the third quarter of 2025. The linked quarter decrease was driven by a decrease to loan and service fees of $434,000, or 13%, and bank owned life insurance income of $240,000, or 15%. Loan and service fee income was elevated in the linked third quarter of 2025 due to the recognition of a loan syndication fee. Bank owned life insurance income decreased primarily from reduced performance for the company's variable bank owned life insurance policies, which trend directionally with the performance of the broader equity markets. Offsetting these declines were increases to wealth advisory fees of $121,000, or 4%, mortgage banking income of $73,000, and interest rate swap fee income of $63,000.

Noninterest Expense

Noninterest expense increased by $6.5 million, or 5%, from $125.1 million to $131.6 million for the year ended December 31, 2024 and 2025, respectively. Salaries and benefits expense increased $8.6 million, or 13%. The primary drivers for the increase to salaries and benefits expense were increased performance-based incentive compensation accruals of $5.3 million and salaries and wages of $3.3 million. Data processing fees and supplies expense increased $1.4 million, or 9%, from continued investment in customer-facing and operational technology solutions, including artificial intelligence. Net occupancy expense increased $659,000, or 10%, from the continued expansion of the bank's branch and operational networks, with the 55th branch location opening in Westfield, Indiana during 2025. Offsetting these increases was a decrease in professional fees of $1.3 million, or 14%, and other expense of $3.1 million, or 24%. Legal accruals of $4.5 million were incurred in 2024 that were related to a one-time matter, previously disclosed. Adjusted core noninterest expense, a non-GAAP financial measure, increased $11.1 million, or 9%, to $131.6 million from $120.5 million for the year ended December 31, 2025 and 2024, respectively.

Noninterest expense increased $2.8 million, or 9%, to $33.4 million for the fourth quarter of 2025, compared to $30.7 million during the fourth quarter of 2024. Salaries and benefits expense increased by $2.6 million, or 15%, primarily the result of increased accruals related to performance-based incentive compensation plans as strong year-to-date performance impacting these accruals. Data processing fees and supplies expense increased $259,000, or 7%. Net occupancy expense increased $214,000, or 13%. Corporate and business development expense increased $198,000, or 21%. Offsetting these increases was a decrease to professional fees of $389,000, or 17%.

On a linked quarter basis, noninterest expense decreased by $1.5 million, or 4%, from $35.0 million during the third quarter of 2025. The primary driver behind the linked quarter decrease to noninterest expense was a decrease to other expense of $573,000, or 20%. This decrease was due to the timing of semi-annual stock-based compensation awards to directors, that were paid in July. Salaries and employee benefits expense decreased $533,000, or 3%. Corporate and business development expenses decreased $415,000, or 27%.

The company's efficiency ratio for the year ended December 31, 2025, was 48.9%, compared to 49.3% for the year ended December 31, 2024. The company's adjusted core efficiency ratio, a non-GAAP financial measure, was 48.9% for the year ended December 31, 2025, as compared to 49.5% for the year ended December 31, 2024.

The company’s efficiency ratio was 47.9% for the fourth quarter of 2025, compared to 48.2% for the fourth quarter of 2024 and 50.7% for the linked third quarter of 2025.

"The growth in noninterest expense during 2025 reflects the addition of revenue producing team members in commercial banking, wealth advisory and private banking teams that support our organic loan and deposit growth strategies. We also continued to invest in our branch footprint with a focus on adding branches in the Indianapolis market," stated Findlay. "Our low efficiency ratio highlights our disciplined growth strategy and the impact of revenue outpacing expense growth. We have plans for accelerated branch development in Indianapolis as well as South Bend, Fort Wayne and Elkhart over the next several years as we continue to grow market share in our Indiana footprint."

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under "LKFN." Lake City Bank, a $7.0 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 55 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company’s ability to predict results or the actual effect of the company's operating environment or its plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental trade, monetary and fiscal policies; including any effects resulting from international government conflicts; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2025 FINANCIAL HIGHLIGHTS

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
END OF PERIOD BALANCES	2025	2025	2024	2025	2024
Assets	$6,990,022	$6,895,028	$6,678,374	$6,990,022	$6,678,374
Investments	1,185,270	1,164,737	1,122,994	1,185,270	1,122,994
Loans	5,375,349	5,248,619	5,117,948	5,375,349	5,117,948
Allowance for Credit Losses	68,995	68,168	85,960	68,995	85,960
Deposits	5,973,350	6,024,318	5,900,966	5,973,350	5,900,966
Brokered Deposits	50,572	175,647	41,560	50,572	41,560
Core Deposits (1)	5,922,778	5,848,671	5,859,406	5,922,778	5,859,406
Total Equity	762,492	747,503	683,911	762,492	683,911
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	758,689	743,700	680,108	758,689	680,108
Adjusted Tangible Common Equity (2)	885,298	883,865	846,040	885,298	846,040
AVERAGE BALANCES
Total Assets	$6,993,954	$6,850,671	$6,795,596	$6,878,627	$6,662,718
Earning Assets	6,641,584	6,492,640	6,470,920	6,534,373	6,328,498
Investments	1,175,389	1,127,094	1,134,011	1,141,189	1,134,979
Loans	5,271,687	5,205,833	5,086,614	5,223,458	5,039,406
Total Deposits	6,155,526	6,029,557	6,011,122	6,039,821	5,836,025
Interest Bearing Deposits	4,883,496	4,785,176	4,729,201	4,785,109	4,578,219
Interest Bearing Liabilities	4,893,050	4,818,115	4,729,206	4,829,098	4,644,553
Total Equity	760,954	717,428	693,744	718,029	662,087
INCOME STATEMENT DATA
Net Interest Income	$57,193	$56,073	$51,694	$221,017	$196,679
Net Interest Income-Fully Tax Equivalent	58,307	57,180	52,804	225,458	201,363
Provision for Credit Losses	0	2,000	3,691	11,800	16,750
Noninterest Income	12,603	12,954	11,876	47,971	56,844
Noninterest Expense	33,445	34,965	30,653	131,605	125,084
Net Income	29,906	26,404	24,190	103,361	93,478
Pretax Pre-Provision Earnings (2)	36,351	34,062	32,917	137,383	128,439
PER SHARE DATA
Basic Net Income Per Common Share	$1.16	$1.03	$0.94	$4.02	$3.64
Diluted Net Income Per Common Share	1.16	1.03	0.94	4.01	3.63
Cash Dividends Declared Per Common Share	0.50	0.50	0.48	2.00	1.92
Dividend Payout	43.10%	48.54%	51.06%	49.88%	52.89%
Book Value Per Common Share (equity per share issued)	$30.02	$29.08	$26.62	$30.02	$26.62
Tangible Book Value Per Common Share (2)	29.87	28.93	26.47	29.87	26.47
Market Value – High	$65.43	$69.40	$78.61	$71.77	$78.61
Market Value – Low	56.04	59.08	61.10	50.00	57.45

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
PER SHARE DATA (continued)	2025	2025	2024	2025	2024
Basic Weighted Average Common Shares Outstanding	25,623,703	25,703,699	25,686,276	25,687,159	25,676,543
Diluted Weighted Average Common Shares Outstanding	25,770,280	25,821,360	25,792,460	25,799,047	25,769,018
KEY RATIOS
Return on Average Assets	1.70%	1.53%	1.42%	1.50%	1.40%
Return on Average Total Equity	15.59	14.60	13.87	14.40	14.12
Average Equity to Average Assets	10.88	10.47	10.21	10.44	9.94
Net Interest Margin	3.48	3.50	3.25	3.45	3.18
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	47.92	50.65	48.22	48.93	49.34
Loans to Deposits	89.99	87.12	86.73	89.99	86.73
Investment Securities to Total Assets	16.96	16.89	16.82	16.96	16.82
Tier 1 Leverage (3)	12.39	12.56	12.15	12.39	12.15
Tier 1 Risk-Based Capital (3)	14.77	15.05	14.64	14.77	14.64
Common Equity Tier 1 (CET1) (3)	14.77	15.05	14.64	14.77	14.64
Total Capital (3)	15.92	16.21	15.90	15.92	15.90
Tangible Capital (2)	10.86	10.79	10.19	10.86	10.19
Adjusted Tangible Capital (2)	12.45	12.57	12.37	12.45	12.37
ASSET QUALITY
Loans Past Due 30 - 89 Days	$2,320	$984	$4,273	$2,320	$4,273
Loans Past Due 90 Days or More	7	7	28	7	28
Nonaccrual Loans	20,872	18,701	56,431	20,872	56,431
Nonperforming Loans	20,879	18,708	56,459	20,879	56,459
Other Real Estate Owned	0	284	284	0	284
Other Nonperforming Assets	47	82	143	47	143
Total Nonperforming Assets	20,926	19,074	56,886	20,926	56,886
Individually Analyzed Loans	43,024	39,497	78,647	43,024	78,647
Non-Individually Analyzed Watch List Loans	140,997	117,746	132,499	140,997	132,499
Total Individually Analyzed and Watch List Loans	184,021	157,243	211,146	184,021	211,146
Gross Charge Offs	221	573	1,657	30,414	3,468
Recoveries	1,048	189	299	1,649	706
Net Charge Offs/(Recoveries)	(827)	384	1,358	28,765	2,762
Net Charge Offs/(Recoveries) to Average Loans	(0.06)%	0.03%	0.11%	0.55%	0.05%
Credit Loss Reserve to Loans	1.28	1.30	1.68	1.28	1.68
Credit Loss Reserve to Nonperforming Loans	330.45	364.38	152.25	330.45	152.25
Nonperforming Loans to Loans	0.39	0.36	1.10	0.39	1.10
Nonperforming Assets to Assets	0.30	0.28	0.85	0.30	0.85
Total Individually Analyzed and Watch List Loans to Total Loans	3.42	3.00	4.13	3.42	4.13

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
OTHER DATA	2025	2025	2024	2025	2024
Full Time Equivalent Employees	669	666	643	669	643
Offices	55	55	54	55	54

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures".
(3)Capital ratios for December 31, 2025 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)

	December 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Cash and due from banks	$57,139	$71,733
Short-term investments	84,179	96,472
Total cash and cash equivalents	141,318	168,205

Securities available-for-sale, at fair value	1,052,062	991,426
Securities held-to-maturity, at amortized cost (fair value of $117,510 and $113,107, respectively)	133,208	131,568
Real estate mortgage loans held-for-sale	2,707	1,700
Loans, net of allowance for credit losses of $68,995 and $85,960	5,306,354	5,031,988
Land, premises and equipment, net	65,542	60,489
Bank owned life insurance	129,978	113,320
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	28,997	28,446
Goodwill	4,970	4,970
Other assets	103,466	124,842
Total assets	$6,990,022	$6,678,374

LIABILITIES
Noninterest bearing deposits	$1,221,327	$1,297,456
Interest bearing deposits	4,752,023	4,603,510
Total deposits	5,973,350	5,900,966

Borrowings - Federal Home Loan Bank advances:
Short-term advance	170,000	0
Long-term advance	1,200	0
Other borrowings	13,000	0
Total borrowings	184,200	0

Accrued interest payable	8,868	15,117
Other liabilities	61,112	78,380
Total liabilities	6,227,530	5,994,463

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
26,023,644 shares issued and 25,219,634 outstanding as of December 31, 2025
25,978,831 shares issued and 25,509,592 outstanding as of December 31, 2024	136,965	129,664
Retained earnings	788,345	736,412
Accumulated other comprehensive income (loss)	(127,137)	(166,500)
Treasury stock at cost (804,010 shares as of December 31, 2025, 469,239 shares as of December 31, 2024)	(35,770)	(15,754)
Total stockholders’ equity	762,403	683,822
Noncontrolling interest	89	89
Total equity	762,492	683,911
Total liabilities and equity	$6,990,022	$6,678,374

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
NET INTEREST INCOME
Interest and fees on loans
Taxable	$84,208	$83,253	$335,856	$335,639
Tax exempt	316	296	1,186	2,126
Interest and dividends on securities
Taxable	3,720	2,997	14,055	12,048
Tax exempt	3,908	3,914	15,650	15,714
Other interest income	1,856	2,910	6,988	7,631
Total interest income	94,008	93,370	373,735	373,158

Interest on deposits	36,717	41,676	150,732	172,759
Interest on short-term borrowings	98	0	1,986	3,720
Total interest expense	36,815	41,676	152,718	176,479

NET INTEREST INCOME	57,193	51,694	221,017	196,679

Provision for credit losses	0	3,691	11,800	16,750

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	57,193	48,003	209,217	179,929

NONINTEREST INCOME
Wealth advisory fees	2,976	2,699	11,365	10,469
Investment brokerage fees	639	456	2,198	1,894
Service charges on deposit accounts	2,952	2,825	11,474	11,157
Loan and service fees	2,985	2,977	12,294	11,832
Merchant and interchange fee income	848	889	3,416	3,542
Bank owned life insurance income	1,327	1,216	4,256	4,210
Interest rate swap fee income	63	0	83	0
Mortgage banking income	67	48	134	116
Net securities gains (losses)	0	0	0	(46)
Net gain on Visa shares	0	0	0	8,996
Other income	746	766	2,751	4,674
Total noninterest income	12,603	11,876	47,971	56,844

NONINTEREST EXPENSE
Salaries and employee benefits	19,881	17,261	75,293	66,728
Net occupancy expense	1,920	1,706	7,524	6,865
Equipment costs	1,422	1,405	5,716	5,612
Data processing fees and supplies	4,001	3,742	16,534	15,161
Corporate and business development	1,148	950	5,277	4,965
FDIC insurance and other regulatory fees	844	894	3,361	3,465
Professional fees	1,886	2,275	7,698	8,950
Other expense	2,343	2,420	10,202	13,338
Total noninterest expense	33,445	30,653	131,605	125,084

INCOME BEFORE INCOME TAX EXPENSE	36,351	29,226	125,583	111,689
Income tax expense	6,445	5,036	22,222	18,211
NET INCOME	$29,906	$24,190	$103,361	$93,478

BASIC WEIGHTED AVERAGE COMMON SHARES	25,623,703	25,686,276	25,687,159	25,676,543

BASIC EARNINGS PER COMMON SHARE	$1.16	$0.94	$4.02	$3.64

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,770,280	25,792,460	25,799,047	25,769,018

DILUTED EARNINGS PER COMMON SHARE	$1.16	$0.94	$4.01	$3.63

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	December 31, 2025		September 30, 2025		December 31, 2024
Commercial and industrial loans:
Working capital lines of credit loans	$711,742	13.2%	$709,645	13.5%	$649,609	12.7%
Non-working capital loans	841,947	15.7	808,371	15.4	801,256	15.6
Total commercial and industrial loans	1,553,689	28.9	1,518,016	28.9	1,450,865	28.3

Commercial real estate and multi-family residential loans:
Construction and land development loans	497,239	9.2	574,896	10.9	567,781	11.1
Owner occupied loans	807,335	15.0	804,253	15.3	807,090	15.8
Nonowner occupied loans	923,708	17.2	863,085	16.5	872,671	17.0
Multifamily loans	438,233	8.1	413,016	7.9	344,978	6.7
Total commercial real estate and multi-family residential loans	2,666,515	49.5	2,655,250	50.6	2,592,520	50.6

Agri-business and agricultural loans:
Loans secured by farmland	155,073	2.9	153,904	2.9	156,609	3.1
Loans for agricultural production	251,783	4.7	186,068	3.6	230,787	4.5
Total agri-business and agricultural loans	406,856	7.6	339,972	6.5	387,396	7.6

Other commercial loans	97,381	1.8	91,833	1.7	95,584	1.9
Total commercial loans	4,724,441	87.8	4,605,071	87.7	4,526,365	88.4

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	267,134	5.0	273,580	5.2	259,286	5.1
Open end and junior lien loans	251,185	4.7	241,256	4.6	214,125	4.2
Residential construction and land development loans	18,873	0.3	18,706	0.4	16,818	0.3
Total consumer 1-4 family mortgage loans	537,192	10.0	533,542	10.2	490,229	9.6

Other consumer loans	116,224	2.2	112,430	2.1	104,041	2.0
Total consumer loans	653,416	12.2	645,972	12.3	594,270	11.6
Subtotal	5,377,857	100.0%	5,251,043	100.0%	5,120,635	100.0%
Less: Allowance for credit losses	(68,995)		(68,168)		(85,960)
Net deferred loan fees	(2,508)		(2,424)		(2,687)
Loans, net	$5,306,354		$5,180,451		$5,031,988

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	December 31, 2025	September 30, 2025	December 31, 2024
Noninterest bearing demand deposits	$1,221,327	$1,268,241	$1,297,456
Savings and transaction accounts:
Savings deposits	285,834	281,291	276,179
Interest bearing demand deposits	3,715,463	3,689,037	3,471,455
Time deposits:
Deposits of $100,000 or more	549,381	580,499	642,777
Other time deposits	201,345	205,250	213,099
Total deposits	$5,973,350	$6,024,318	$5,900,966
FHLB advances and other borrowings	184,200	56,200	0
Total funding sources	$6,157,550	$6,080,518	$5,900,966

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended December 31, 2025			Three Months Ended September 30, 2025			Three Months Ended December 31, 2024
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$5,245,483	$84,208	6.37%	$5,180,847	$85,490	6.55%	$5,060,397	$83,253	6.54%
Tax exempt (1)	26,204	392	5.93	24,986	354	5.62	26,217	364	5.52
Investments: (1)
Securities	1,175,389	8,666	2.93	1,127,094	8,444	2.97	1,134,011	7,953	2.79
Short-term investments	2,752	24	3.46	2,795	27	3.83	2,765	29	4.17
Interest bearing deposits	191,756	1,832	3.79	156,918	1,679	4.25	247,530	2,881	4.63
Total earning assets	$6,641,584	$95,122	5.68%	$6,492,640	$95,994	5.87%	$6,470,920	$94,480	5.81%
Less: Allowance for credit losses	(68,391)			(67,115)			(84,687)
Nonearning Assets
Cash and due from banks	68,620			62,671			67,994
Premises and equipment	64,928			64,391			60,325
Other nonearning assets	287,213			298,084			281,044
Total assets	$6,993,954			$6,850,671			$6,795,596

Interest Bearing Liabilities
Savings deposits	$280,620	$40	0.06%	$284,553	$41	0.06%	$274,960	$43	0.06%
Interest bearing checking accounts	3,850,205	29,906	3.08	3,731,706	31,382	3.34	3,505,470	31,562	3.58
Time deposits:
In denominations under $100,000	203,083	1,635	3.19	204,997	1,678	3.25	214,429	1,921	3.56
In denominations over $100,000	549,588	5,136	3.71	563,920	5,345	3.76	734,342	8,150	4.42
Short-term borrowings	8,354	98	4.65	31,739	368	4.60	5	0	5.30
Long-term borrowings	1,200	0	0.00	1,200	0	0.00	0	0	0.00
Total interest bearing liabilities	$4,893,050	$36,815	2.99%	$4,818,115	$38,814	3.20%	$4,729,206	$41,676	3.51%
Noninterest Bearing Liabilities
Demand deposits	1,272,030			1,244,381			1,281,921
Other liabilities	67,920			70,747			90,725
Stockholders' Equity	760,954			717,428			693,744
Total liabilities and stockholders' equity	$6,993,954			$6,850,671			$6,795,596
Interest Margin Recap
Interest income/average earning assets		95,122	5.68%		95,994	5.87%		94,480	5.81%
Interest expense/average earning assets		36,815	2.20		38,814	2.37		41,676	2.56
Net interest income and margin		$58,307	3.48%		$57,180	3.50%		$52,804	3.25%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax-exempt securities acquired after January 1, 1983, included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.11 million, in the three-month periods ended December 31, 2025, September 30, 2025, and December 31, 2024.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three-month periods ended December 31, 2025, September 30, 2025, and December 31, 2024, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Total Equity	$762,492	$747,503	$683,911	$762,492	$683,911
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	758,689	743,700	680,108	758,689	680,108
Market Value Adjustment in AOCI	126,609	140,165	165,932	126,609	165,932
Adjusted Tangible Common Equity	885,298	883,865	846,040	885,298	846,040

Assets	$6,990,022	$6,895,028	$6,678,374	$6,990,022	$6,678,374
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,986,219	6,891,225	6,674,571	6,986,219	6,674,571
Market Value Adjustment in AOCI	126,609	140,165	165,932	126,609	165,932
Adjusted Tangible Assets	7,112,828	7,031,390	6,840,503	7,112,828	6,840,503

Ending Common Shares Issued	25,396,653	25,704,243	25,689,730	25,396,653	25,689,730

Tangible Book Value Per Common Share	$29.87	$28.93	$26.47	$29.87	$26.47

Tangible Common Equity/Tangible Assets	10.86%	10.79%	10.19%	10.86%	10.19%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.45%	12.57%	12.37%	12.45%	12.37%

Net Interest Income	$57,193	$56,073	$51,694	$221,017	$196,679
Plus: Noninterest Income	12,603	12,954	11,876	47,971	56,844
Minus: Noninterest Expense	(33,445)	(34,965)	(30,653)	(131,605)	(125,084)
Pretax Pre-Provision Earnings	$36,351	$34,062	$32,917	$137,383	$128,439

Adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated based on GAAP amounts. These adjusted amounts are calculated by excluding the impact of the net gain on Visa shares, legal accrual and wire fraud loss insurance recoveries for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for the periods presented below.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Twelve Months Ended
	December 31, 2025	December 31, 2024
Noninterest Income	$47,971	$56,844
Less: Net Gain on Visa Shares	0	(8,996)
Less: Insurance Recovery	0	(1,000)
Adjusted Core Noninterest Income	$47,971	$46,848

Noninterest Expense	$131,605	$125,084
Less: Legal Accrual	0	(4,537)
Adjusted Core Noninterest Expense	$131,605	$120,547

Earnings Before Income Taxes	$125,583	$111,689
Adjusted Core Impact:
Noninterest Income	0	(9,996)
Noninterest Expense	0	4,537
Total Adjusted Core Impact	0	(5,459)
Adjusted Earnings Before Income Taxes	125,583	106,230
Tax Effect	(22,222)	(16,853)
Core Operational Profitability (1)	$103,361	$89,377

Diluted Earnings Per Common Share	$4.01	$3.63
Impact of Adjusted Core Items	0.00	(0.16)
Core Operational Diluted Earnings Per Common Share	$4.01	$3.47

Adjusted Core Efficiency Ratio	48.93%	49.49%

(1)Core operational profitability was $4.1 million lower than the reported net income for the twelve months ended December 31, 2024.

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